Exhibit 10.50

BRE PROPERTIES, INC

PERFORMANCE STOCK AWARD AGREEMENT

THIS AGREEMENT, dated as of                     , 2004 (“Grant Date”), by and between BRE Properties, Inc., a Maryland Corporation (“Company”), and                              (“Employee”), is entered into as follows:

WHEREAS, the Company and Employee have entered into an employment agreement dated                              (which, along with all amendments thereto is hereinafter referred to as the “Employment Agreement”) which provides that, at the discretion of the Compensation Committee of the Board of Directors of the Company (“Committee”), Employee is eligible to receive long term incentive awards;

WHEREAS, the Company has established the 1999 BRE Stock Incentive Plan (“Plan”), a copy of which has been delivered to Employee, to provide long term incentive awards; and

WHEREAS, the Committee has determined that the Employee be granted shares of the Common Stock of the Company (“Stock”) subject to the restrictions stated below and as hereinafter set forth;

NOW, THEREFORE, the parties agree as follows:

1. Grant of Stock. Subject to the terms and conditions of this Agreement and of the Plan, the Company hereby grants to Employee Eleven Thousand (                    ) shares of Stock (the “Grant Amount”), which represents 150% of the Target and is the maximum number of shares to be awarded under this agreement.

2. Terms of Vesting. The interest of the Employee in the Stock shall vest on the fifth anniversary of the Grant Date (the “Vesting Date” as it may be adjusted pursuant to subsection 2.4) in an amount equal to that percentage (the “Vesting Percentage”) of the total Grant Amount as determined pursuant to this Section 2.

2.1. Definitions. For the purposes of this Section 2 the following terms shall have the following meaning:

(a) “FFO” shall mean Funds from Operations as is reported by BRE and the REIT Peers; provided, however, if the definition shall change or Funds from Operations not be computed in the same manner due to changes in underlying accounting principles or their application, then the Committee may appropriately adjust the calculation of FFO to make each year’s computation comparable from year to year.

(b) “FFO Growth” shall mean, for any year, the percentage determined by dividing (i) the increase in the FFO per share for the year for which such determination is being made over the FFO per share for the immediately preceding year (ii) by the FFO per share for the immediately preceding year.

(c) “REIT Peers” shall mean the ten largest publicly traded multi-family REITs (excluding the Company) as designated by the Company based on total assets as determined on the first day of each of the Relevant Years; provided, however, if any of such REITs is no longer in existence as of the last date of such year, is no longer publicly traded as of the last day of such year or if such REIT has not reported within the standard timeframe (without extension) required by the Securities and Exchange Commission, then such REIT shall not be included in the REIT Peers and the next largest publicly traded multi-family REIT not included in the REIT Peers as determined on the first day of such year shall be included.

(d) “Relevant Years” shall mean the calendar years 2004, 2005, 2006, 2007 and 2008.

(e) “Stock Multiple” shall mean, for any year, the Stock Price as of December 31 of the year for which such determination is being made divided by the FFO per share for such year.

(f) “Total Shareholder Return” shall mean, for any year, the percentage computed by dividing (i) the sum of the change in the Stock Price between January 1 and December 31 of the year for which such determination is being made plus the dividends per share paid during such year by (ii) the Stock Price as of January 1 of such year.

(g) “Stock Price” shall mean the five-day average of the most recent closing prices of the Stock or the common stock of the relevant REIT Peer, with the fifth day being the date of the determination.

(h) “Vesting Contribution” shall mean for any particular Goal, if the “Actual Goal Achievement” (as computed per subsection 2.3) is:

(i) less than or equal to the Threshold, then zero,

(ii) greater than the Threshold and less than or equal to the Target, then that amount of the Weighting Factor equal to the proportion that the Actual Goal Achievement is between the Threshold and the Target and,

(iii) greater than the Target, then the Weighting Factor plus fifty percent (50%) of the amount of the Weighting Factor equal to the proportion that that Actual Goal Achievement is between the Target and the Maximum (but in no event to exceed one hundred fifty percent of the Weighting Factor);

where the Goals, their Weighting Factor, Threshold, Target and Maximum are as set forth on Exhibit A attached hereto and made a part hereof.

2.2. Vesting Determination Date. The Vesting Percentage shall be determined as of the Vesting Date as soon as all of the information necessary for determining the Vesting Percentage is available. If any of the information necessary for determining the Vesting

Percentage is not available through the end of the last Relevant Year and is not expected to be available within forty-five (45) days of the Vesting Date, then, with respect to such year (and only for that information that is not available), the year to date information available through the most recent quarter shall, if appropriate, be annualized and applied to the computations required by this Section 2 as though such information represented the information for the full year.

2.3. Vesting Percentage Computation. The Vesting Percentage shall be computed as the sum of the Vesting Contribution for each of the Goals divided by one hundred fifty percent (150%). An example of the Vesting Percentage Computation is attached hereto as Exhibit B. For purposes of this computation the Actual Goal Achievement for each Goal shall be computed as follows:

(a) Relative Total Shareholder Return Actual Goal Achievement shall be computed as follows: For each of the Relevant Years the Company shall determine the percentile ranking of its Total Shareholder Return for that year in the Total Shareholder Return of the members of the REIT Peers for that year. The Relative Total Shareholder Return Actual Goal Achievement equals the sum of such percentile rankings for each of the Relevant Years divided by the number of Relevant Years.

(b) Relative FFO Growth Actual Goal Achievement shall be computed as follows: For each of the Relevant Years, the Company shall determine the percentile ranking of its FFO Growth for that year in the FFO Growth of the members of the REIT Peers for that year. The Relative FFO Growth Actual Goal Achievement equals the sum of such percentile rankings for each of the Relevant Years divided by the number of Relevant Years.

(c) Relative Stock Multiple Actual Goal Achievement shall be computed as follows: For each of the Relevant Years the Company shall determine the percentile ranking of its Stock Multiple for that year in the Stock Multiple of the members of the REIT Peers for that year. The Relative Stock Multiple Actual Goal Achievement equals the sum of such percentile rankings for each of the Relevant Years divided by the number of Relevant Years.

2.4. Vesting Percentage Computation upon change in Employment Status. Notwithstanding subsection 2.3, if the Employee’s employment with the Company is terminated by the employee due to death, Disability, Good Reason, retirement on or after the Retirement age (as defined in the Plan), or by the Company for other than Good Cause, the Vesting Date shall be the date of such termination and the Vesting Percentage shall be computed by applying the formula contained in this Section 2 (including the adjustments made in subparagraphs (a), (b), (c), and (d) of this subsection 2.4.) If the Employee’s employment with the Company is voluntarily terminated by the employee earlier than five years from the Grant Date, the Vesting Date shall be the date of such termination and the Vesting Percentage shall be computed by applying the formula contained in this Section 2 (including the adjustments made in subparagraphs (b), (c) and (d) of this subsection 2.4 but specifically excluding the adjustment described in subparagraph 2.4(a)) and pro rating as follows: (i) zero percent (0%) if the Vesting Date is less than two years from the Grant Date, (ii) forty percent (40%) if the Vesting Date is at least two years but less than four years from the Grant Date, and (iii) eighty percent (80%) if the Vesting Date is at least four years but less than five years from the Grant Date.

(a) The Weighting Factor for each Goal shall be multiplied by a fraction, the numerator of which is the number of whole calendar quarters from January 1, 2004 through the most recent quarter ending on or before the Vesting Date (the “Employed Quarters”) and the denominator of which is 20 (the number of quarters in the Relevant Years before taking into account the adjustment made to the definition of Relevant Years in subsection (c) below);

(b) The Relevant Years shall be those years commencing with 2004 and ending in the year in which the most recent calendar quarter on or before the Vesting Date occurred;

(c) The number of Relevant Years shall be the sum of the number of whole years plus the portion of the partial year, if any, expressed in quarters, in the Relevant Years as determined pursuant to this subsection 2.4; and

(d) If the final Relevant Year in such period is less than a full calendar year, then each of the computations made pursuant to Section 2.3 shall proportionately weight the final year for its shortened period. By way of example if the Vesting Date is April 10, 2005, then the number of relevant years is 1 and 1/4th and if the Relative Total Share Return in 2004 was in the 65th percentile and, for the quarter ended March 31, 2005, the 75th percentile on an annualized basis, then the Relative Total Share Return Actual Goal Achievement would be 67 (the sum of 65 plus 1/4th of 75 divided by 1.25 years).

2.5 Vesting upon Change in Control. Notwithstanding subsection 2.3, upon a Change in Control (as defined in the Employment Agreement), the Vesting Date shall be the date of the Change in Control and the Vesting Percentage shall be computed by applying the same formula contained in Section 2.4, except that there is no pro rating adjustment as set forth in Section 2.4.

2.6 Termination for Cause. If the Employee’s employment with the Company is terminated by the Company for Good Cause prior to five years from the Grant Date, the Stock subject to the provisions of this Agreement shall be forfeited by the Employee, and ownership transferred back to the Company.

3. Restrictions Period. The Stock or rights granted hereunder may not be sold, pledged or otherwise transferred until the Stock becomes vested in accordance with Section 2. The period of time between the date hereof and the date the Stock becomes vested is referred to herein as the “Restriction Period.”

4. Legend. All certificates representing any shares of Stock of the Company subject to the provisions of this Agreement shall have endorsed thereon the following legend: “The shares represented by this certificate are subject to an agreement between the Corporation and the registered holder, a copy of which is on file at the principal office of this Corporation.”

5. Retention of Certificate. The certificate or certificates evidencing the Stock subject hereto shall be deposited with the Secretary of the Company. The Stock may also be held in a restricted book entry account in the name of the Employee. Such certificates or such book entry shares are to be held by the Company until termination of the Restriction Period, when they shall be released by the Company to the Employee, provided that, if the number of shares ultimately vested in Employee is different than the Grant Amount, then the certificate originally issued shall be cancelled and a new certificate in the amount of shares vested in Employee shall be delivered to the Employee.

6. Employee Shareholder Rights. During the Restriction Period, the Employee shall have all the rights of a shareholder with respect to the Stock except for the right to transfer the Stock, as set forth in Section 3 and except as set forth in Section 7. Accordingly, the Employee shall have the right to vote the Stock and to receive any cash dividends paid to or made with respect to the Stock.

7. Changes in Stock. In the event that as a result of (a) any stock dividend, stock split or other change in the Stock, or (b) any merger or sale of all or substantially all of the assets or other acquisition of the Company, and by virtue of any such change the Employee shall in his/her capacity as owner of unvested shares of Stock which have been awarded to Employee (the “Prior Stock”) be entitled to new or additional or different shares or securities, such new or additional or different shares or securities shall thereupon be considered to be unvested Stock and shall be subject to all of the conditions and restrictions which were applicable to the Prior Stock pursuant to this Agreement.

8. Taxes. The Employee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Stock hereunder. The Employee may elect to satisfy such withholding tax obligation by having the Company retain Stock having a fair market value equal to the Company’s minimum withholding obligation.

9. Miscellaneous.

9.1. Transfers in Violation of Restrictions. The Company shall not be required (i) to transfer on its books any shares of Stock which shall have been sold or transferred in violation of any of the provisions set forth in this Agreement, or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

9.2. Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

9.3. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to the Employee at such Employee’s address then on file with the Company.

9.4. No Employment Guarantee. Neither the Plan nor this Agreement nor any provisions under either shall be construed so as to grant Employee any right to remain in the employ of the Company.

9.5. Arbitration. This Agreement shall be governed by the arbitration provisions of the Employment Agreement, including the provision relating to recovery of reasonable attorneys’ fees, costs, and expenses.

9.6. Entire Agreement. This Agreement, including the Plan, and the Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof.

9.7. Defined Terms. Terms not defined herein shall have the meaning given to them in the Employment Agreement and Plan; provided if a term is defined in both such documents it shall have the meaning given in the Employment Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRE PROPERTIES, INC.	EMPLOYEE

By:
Its:	Printed Name

EXHBIT A

GOAL TABLE

Goal	Weighting Factor	Threshold	Target	Maximum
Relative Total Share Return	40%	40th Percentile	60th Percentile	75th Percentile

Relative FFO Growth	40%	40th Percentile	60th Percentile	75th Percentile

Relative Stock Multiple	20%	40th Percentile	60th Percentile	75th Percentile

EXHIBIT B

EXAMPLE COMPUTATION

	Weighting Factor	Actual Goal Achievement	Threshold	Target	Maximum	Vesting Contribution
Relative Total Share Return	40%	45	40	60	75	10%
Relative FFO Growth	40%	60	40	60	75	40%
Relative Stock Multiple	20%	70	40	60	75	26.7%

Vesting Percentage Computation:

Sum of The Vesting Contributions						76.7%

Divided by 150%						150%

Vesting Percentage						51.1%

Initial Shares available (150% 7,333 share Target)						11,000

Shares Earned						5,621